Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT 10.1 BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO MIRAGEN THERAPEUTICS, INC. IF PUBLICLY DISCLOSED. THE REDACTED PORTIONS ARE MARKED AS [***].

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”) is made effective as of the 12th day of October, 2020 (the “Effective Date”), by and between Viridian Therapeutics, Inc., a Delaware corporation with a place of business at 213 Crescent St., Building 17, Suite 102B, Waltham, MA 02453 (“Licensee”) and ImmunoGen, Inc., a Massachusetts corporation with offices at 830 Winter Street, Waltham, MA 02451-1477, USA (“ImmunoGen”). Licensee and ImmunoGen may, from time-to-time, be individually referred to as a “Party” and collectively referred to as the “Parties”.

RECITALS

WHEREAS, ImmunoGen Controls the Licensed Technology (hereinafter defined); and

WHEREAS, Licensee wishes to obtain, and ImmunoGen wishes to grant to Licensee, certain licenses under the Licensed Technology on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties, intending to be legally bound hereby, agree to the foregoing and as follows:

1.	DEFINITIONS.

1.1.	“Additional Information” is defined in Section 13.2 (Press Releases).

1.2.	“Additional Third Party Patent Rights” is defined in Section 2.1.3(a) (Additional Third Party Rights).

1.3.

“Adverse Event” means any untoward medical occurrence in a human patient or subject who is administered a product, whether or not considered related to the product, including, without limitation, any undesirable sign (including abnormal laboratory findings of clinical concern), symptom or disease associated with the use of such product.

1.4.

“Affiliate” means, with respect to a Party, any Person that, on the Effective Date or during the Term, controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” will refer to: (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ownership of voting securities or other ownership interest, by contract or otherwise, or (b) the ownership, directly or indirectly, of at least fifty percent (50%) of the combined voting power of the securities or other ownership interest of such entity. A Person will be deemed an Affiliate only so long as it satisfies the foregoing definition. In the case of Licensee, Fairmount Funds Management LLC will not be considered an Affiliate for purposes of this Agreement.

1.5.	“Agreement” is defined in the introduction to this Agreement.

1.6.

“Annual Net Sales” means, with respect to any Product in a Calendar Year during the applicable Royalty Term for such Product, the aggregate Net Sales by a Party, its Affiliates and its Sublicensees from the sale of such Product in the Territory during such Calendar Year.

1.7.	“Antibody” means a molecule comprising or containing one or more immunoglobulin variable domains or any fragments, derivatives, variants or modifications thereof that bind to the same antigen.

1.8.

“Applicable Law” means any applicable law, statute, rule, regulation, order, judgment, ordinance or guideline of any governmental authority, including rules and regulations of the Securities Exchange Commission and any listing requirements of any securities exchange or market applicable to a Party.

1.9.

“AVE1642” means the humanized antibody to human IGF-1R comprising the variable region light chain and heavy chain amino acid sequence set forth in Schedule 1.22 (EM164 v1.0Variable Regions DNA and Amino Acid Sequences).

1.10.	“Bankruptcy Code” is defined in Section 12.3 (Termination for a Bankruptcy Event).

1.11.	“Bankruptcy Event” is defined in Section 12.3 (Termination for a Bankruptcy Event).

1.12.

“BLA” means (a) a Biologic License Application (as defined by Applicable Law) submitted to the FDA for authorization to market a pharmaceutical product, and (b) any foreign equivalents thereof as submitted to the applicable Regulatory Authorities in other countries or regulatory jurisdictions in the Territory (as applicable).

1.13.	“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks located in Boston, Massachusetts are authorized or required by Applicable Law to remain closed.

1.14.	“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.15.	“Calendar Year” means any 12 month period commencing on January 1.

1.16.	“CDA” means the Mutual Confidential Disclosure Agreement effective July 24, 2020 by and between the Parties.

1.17.

“Change of Control” means, with respect to a Party, that: (a) any Third Party acquires directly or indirectly the beneficial ownership of any voting securities of such Party, or if the percentage ownership of such Third Party in the voting securities of such Party is increased through stock redemption, cancellation, or other recapitalization, and immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing more than 50% of the total voting power of all of the then outstanding voting securities of such Party; (b) any merger, consolidation, recapitalization, or reorganization of such Party is consummated that would result in the shareholders or equity holders of such Party immediately prior to such transaction owning less than 50% of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; (c) the shareholders or equity holders of such Party approve any plan of complete liquidation of such Party, or an agreement for the sale or disposition by such Party of all or substantially all of such Party’s assets, in each case, through one or more related transactions, other than to an Affiliate or pursuant to one or more related transactions that would result in shareholders or equity holders of such Party immediately prior to such transaction owning more than 50% of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; or (d) the sale or transfer to any Third Party, in one or more related transactions, of all or substantially all of such Party’s consolidated assets taken as a whole.

1.18.	“Claims” is defined in Section 10.1 (Indemnification by Licensee).

1.19.

“Commercialize” or “Commercialization” means to manufacture for sale, market, promote, distribute, offer for sale, sell, import, have imported, export, have exported or otherwise commercialize a compound or product. When used as a noun, “Commercialization” means any and all activities involved in Commercializing.

1.20.

“Commercially Reasonable Efforts” means, with respect to the Development or Commercialization of a Product, that level of efforts and resources commonly dedicated by a similarly situated company in the pharmaceutical or biotechnology industry to the development or commercialization, as the case may be, of a product of similar commercial potential at a similar stage in its lifecycle, in each case taking into account issues of safety and efficacy, product profile, the proprietary position, the then-current competitive environment for such product, and the likely timing of such product’s entry into the market, the regulatory environment and the status of such product, and other relevant scientific, technical and commercial factors. Commercially Reasonable Efforts includes, with respect to diligence obligations pursuant to Section 3.2 (Diligence), that one (a) assign responsibility for such diligence obligations to specific employees who are held accountable for progress and monitor such progress, (b) set and seek to achieve objectives for carrying out such diligence obligations, and (c) make and implement decisions and allocate resources designed to advance progress with respect to such objective.

1.21.	“Compliance Laws” is defined in Section 9.5 (Representations, Warranties and Covenants related to Compliance Laws).

1.22.

“Compound” means (a) the monoclonal antibody to human IGF-1R that exists as of the Effective Date, which is designated by ImmunoGen as “EM164” or “huEM164” and the amino acid sequences of the variable region light chain and heavy chains of which are set forth on Schedule 1.22 (EM164 v1.0Variable Regions DNA and Amino Acid Sequences) or (b) any Antibody derived from the monoclonal antibody or amino acid sequence described in (a) by modification thereof, including, without limitation, chimeric, humanized and fully human versions thereof, including AVE1642 (huEM164 v1.0). For purposes of this Agreement, “Compound” does not include bi-specific antibodies, multi-specific antibodies, diabodies and other polypeptides that bind to one or more antigens in addition to IGF-1R.

1.23.

“Confidential Information” means, with respect to each Party, all information and materials (whether or not patentable) regarding such Party’s technology, products, or business that is communicated in any way or form by or on behalf of such Party (in such capacity, the “Disclosing Party”) to the other Party (in such capacity, the “Receiving Party”) or to any of the Receiving Party’s or its Affiliates’ employees, consultants or advisors (collectively, “Representatives”), either prior to or after the Effective Date of this Agreement (including any information disclosed pursuant to the CDA), and whether or not such other information or material is identified as confidential at the time of disclosure. Confidential Information includes the Licensed Know-How and any other information designated as such in this Agreement.

1.24.

“Control” or “Controlled” means, with respect to any Intellectual Property Rights, the legal authority or right (whether by ownership, license or otherwise) of a Party to grant a license or a sublicense of or under such Intellectual Property Rights to the other Party or provide such data or other information to such other Party without breaching the terms of any agreement with a Third Party. Notwithstanding the foregoing, a Party and its Affiliates will not be deemed to “Control” any Intellectual Property Rights that, prior to the consummation of a Change of Control of such Party, are owned or in-licensed by a Third Party that becomes an Affiliate of such acquired Party (or that merges or consolidates with such Party) after the Effective Date as a result of such Change of Control.

1.25.	“Develop” or “Development” means to conduct any and all research and development activities (including related manufacturing activities) necessary to obtain Regulatory Approval.

1.26.	“Development Milestone” is defined in Section 4.2 (Development Milestone Payments).

1.27.	“Development Milestone Payment” is defined in Section 4.2 (Development Milestone Payments).

1.28.	“Disclosing Party” is defined in Section 1.23 (Confidential Information).

1.29.	“Dispute” is defined in Section 14.1 (Arbitration).

1.30.	“Effective Date” is defined in the introduction to this Agreement.

1.31.	“FDA” means the United States Food and Drug Administration, or a successor federal agency thereto.

1.32.	“Field” means the treatment, prevention, diagnosis, control and maintenance of non-oncology indications.

1.33.

“First Commercial Sale” means the first sale of the Product by Licensee or Licensee’s Affiliate or Sublicensee to a Third Party in a country in the Territory following receipt of Regulatory Approval for such Product in such country or, if no such Regulatory Approval or similar approval is required, the date on which the Product is first commercially launched in such country. “First Commercial Sale” will not include: (a) sales in a country occurring prior to receipt of Regulatory Approval of the Product in such country, such as so-called “treatment IND sales,” “named patient sales” and “compassionate use sales”; (b) Products sold for use in clinical trials, or (c) transfers to Sublicensees or intercompany transfers to Licensee’s Affiliates.

1.34.	[***]

1.35.	[***].

1.36.	“GAAP” means United States generally accepted accounting principles, consistently applied.

1.37.	“Government Official” is defined in Section 9.5 (Representations, Warranties and Covenants related to Compliance Laws).

1.38.	“ImmunoGen Indemnitees” is defined in Section 10.1 (Indemnification by Licensee).

1.39.

“IND” means: (a) an investigational new drug application filed with the FDA for authorization for the investigation of a Product, and (b) any of its foreign equivalents as filed with the applicable Regulatory Authorities in other countries or regulatory jurisdictions in the Territory, as applicable.

1.40.

“Intellectual Property Rights” means all trade secrets, copyrights, Patent Rights, trademarks, moral rights, know-how, proprietary materials and any and all other intellectual property or proprietary rights in any jurisdiction.

1.41.

“Know-How” means any proprietary information, including records, discoveries, improvements, modifications, processes, techniques, methods, assays, designs, protocols, formulas, data (toxicology data, animal data, raw data, clinical data, and analytical and quality control data), dosage regimens, results in any form whatsoever, know-how and trade secrets (in each case, patentable, copyrightable or otherwise).

1.42.

“Knowledge” means, for purposes of Section 9.2 (Representations and Warranties by ImmunoGen), the actual knowledge of the following ImmunoGen employees: Theresa Wingrove (SVP Regulatory Affairs and Quality), Joseph Kenny (VP, Acting GC, IP, and Secretary), and Stacy Coen (SVP Chief Business Officer).

1.43.

“Licensed Know-How” means any Know-How that is confidential when provided, Controlled by ImmunoGen or any of its Affiliates as of the Effective Date, and is (a) contained or embodied in the Licensed Material or (b) related to the Compound or Products and readily available to ImmunoGen in ImmunoGen’s records.

1.44.

“Licensed Material” means all materials and documents (and all information contained in such documents) and Regulatory Filings Controlled by ImmunoGen or its Affiliates as of the Effective Date that are listed in Schedule 1.44 (Licensed Material).

1.45.

“Licensed Patent Rights” means all Patents Rights that are Controlled by ImmunoGen or its Affiliates as of the Effective Date or during the Term that claim the composition of matter, method of using or manufacturing, formulation or other attributes of any Compound or Product. Notwithstanding the foregoing, Licensed Patent Rights will not include any Additional Third Party Patent Rights unless and until Licensee elects to obtain a sublicense under such Additional Third Party Patent Rights and agrees to pay all resulting amounts owed to the Third Party licensor thereof as provided in Section 2.1.3 (Additional Third Party Patent Rights). The Licensed Patent Rights existing as of the Effective Date include the Patent Rights listed on Schedule 1.45 (Licensed Patent Rights).

1.46.	“Licensed Technology” means, collectively, the Licensed Know-How, Licensed Patent Rights and Licensed Material.

1.47.	“Major EU Market Country” means [***].

1.48.	“Major Market Country” means [***].

1.49.

“Manufacture” or “Manufacturing” means (a) to make, produce, manufacture, process, fill, finish, package, label, perform quality assurance testing, release, ship or store a compound or product or any component thereof and (b) to engage a Third Party to have any of the foregoing done on one’s behalf. When used as a noun, “Manufacture” or “Manufacturing” means any and all activities involved in Manufacturing a compound or product or any component thereof.

1.50.	“Milestone Payments” means, collectively, the Development Milestone Payments and Sales Milestone Payments.

1.51.	“Net Sales” means [***].

1.52.	“Non-Royalty Sublicense Income” means [***].

1.53.	“Party” and “Parties” is defined in the introduction to this Agreement.

1.54.

“Patent Rights” means any and all (a) issued patents, (b) pending patent applications, including all provisional applications, divisions, continuations, substitutions, continuations-in-part and renewals, and all patents granted thereon, (c) patents-of-addition, re-examinations, reissues and extensions or restorations by existing or future extension or restoration mechanisms, including patent term adjustments, patent term extensions, supplementary protection certificates or the equivalent thereof, (d) inventor’s certificates, (e) other forms of government-issued rights substantially similar to any of the foregoing and (f) United States and foreign counterparts of any of the foregoing.

1.55.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.56.

“Phase 1b Clinical Trial” means a clinical trial, or arm thereof, of an investigational product in patients (a) with the primary objective of characterizing its safety, tolerability, and pharmacokinetics and identifying a recommended dose and regimen for future studies as described in 21 C.F.R. 312.21(a), as amended from time to time, or a comparable clinical trial prescribed by the relevant Regulatory Authority in a country other than the United States and (b) with the additional purpose of identifying a recommended dose for a Phase 2 Clinical Trial or Pivotal Clinical Trial based on the review of the maximum tolerated dose during the dose escalation phase together with additional data and safety considerations obtained during the expansion phase.

1.57.

“Pivotal Clinical Trial” means any clinical study designed to be used as a pivotal study for purposes of seeking Regulatory Approval, which study is conducted on sufficient numbers of human patients to establish that a pharmaceutical product is safe and efficacious for its intended use, to define warnings, precautions, and adverse reactions that are associated with the pharmaceutical product in the dosage range to be prescribed, and at a standard suitable to obtain Regulatory Approval of such pharmaceutical product in any country within the Territory or label expansion of such pharmaceutical product. A Pivotal Clinical Trial will include without limitation a trial designated as a pivotal “Phase 3 Clinical Trial.” A trial designated as a “Phase 2b Clinical Trial” may also be deemed a “Pivotal Clinical Trial” only if and when a Party receives guidance from the applicable Regulatory Authority that the results of such trial may be used to support the filing of a BLA for a Product.

1.58.	“PRC” means the People’s Republic of China, which, for purposes of this Agreement, does not include Hong Kong Special Administrative Region, Macau Special Administrative Region, or Taiwan.

1.59.	“Product” means any product that includes or incorporates the Compound in any and all dosage forms and formulations that is not a radiopharmaceutical conjugate.

1.60.	“Prosecution Activities” is defined in Section 6.2.1 (Acknowledgment).

1.61.	“Receiving Party” is defined in Section 1.23 (Confidential Information).

1.62.

“Regulatory Approval” means any technical, medical, scientific or other license, registration, authorization or approval of any Regulatory Authority in any regulatory jurisdiction (including any approval of a BLA) with respect to any pharmaceutical product and any indication, necessary to market and sell such pharmaceutical product for such indication.

1.63.	“Regulatory Authority” means any governmental agency or authority responsible for granting Regulatory Approvals for a Product in the Territory.

1.64.

“Regulatory Exclusivity” means, with respect to any Product in any country or jurisdiction in the Territory, the period of time during which: (a) a Party or its Affiliate or Sublicensee has been granted the exclusive legal right by a Regulatory Authority, other than through a Patent Right, including orphan drug exclusivity, pediatric exclusivity, rights conferred in the U.S. under the FD&C Act, rights in the EU under Directive 2001/83/EC, or rights similar thereto in other countries or regulatory jurisdictions in the Territory, or is otherwise entitled to the exclusive legal right by operation of Applicable Law in such country to market and sell such Product, and such right precludes the receipt of Regulatory Approval of any Third Party product that is deemed to be the same or a similar drug, in each case, under applicable orphan drug regulations; or (b) the data and information submitted by a Party or its Affiliate or Sublicensee to the relevant Regulatory Authority in such country or jurisdiction for purposes of obtaining Regulatory Approval of such Product may not be disclosed, referenced, or relied upon in any way by any Third Party or such Regulatory Authority to support the Regulatory Approval or marketing of any product by any Third Party in such country or jurisdiction, or if such data and information is disclosed, referenced, or relied upon to support a Regulatory Approval granted to any Third Party in such country or jurisdiction, then the product may not be placed on the market for any indication.

1.65.

“Regulatory Filings” means, with respect to a Product, any submission to a Regulatory Authority of any appropriate regulatory application or approval, including, without limitation, any IND, BLA, any submission to a regulatory advisory board, any marketing authorization application, and any supplement or amendment thereto.

1.66.	“Relevant Records” is defined in Section 5.1 (Relevant Records).

1.67.	“Review Period” is defined in Section 13.3 (Publications).

1.68.	“Royalties” is defined in Section 4.4 (Royalty Payments).

1.69.	“Royalty Term” means, on a Product-by-Product and country-by-country basis, the period of time from the First Commercial Sale of such Product in such country until [***].

1.70.	“Sales Milestone” is defined in Section 4.3 (Sales Milestone Payments).

1.71.	“Sales Milestone Payment” is defined in Section 4.3 (Sales Milestone Payments).

1.72.	“Sales Threshold” is defined in Section 4.3 (Sales Milestone Payments).

1.73.	[***]

1.74.

“Serious Adverse Event” means any Adverse Event occurring at any dose that: (a) results in death or threatens life; (b) results in persistent or significant disability/incapacity; (c) results in or prolongs hospitalization; (d) results in congenital anomaly or birth defect; or (e) is otherwise medically significant.

1.75.

“Sublicensee” means any Third Party to whom Licensee or an Affiliate of Licensee grants or has granted, directly or indirectly, a sublicense of rights licensed by ImmunoGen to Licensee under this Agreement. For clarity, a contract research organization, a contract manufacturing organization, or similar vendors or service providers shall not be regarded as a Sublicensee under this Agreement.

1.76.	“Term” is defined in Section 12.1 (Term).

1.77.	“Territory” means worldwide.

1.78.	“Third Party” means any Person other than a Party or an Affiliate of a Party.

1.79.	“Third Party Infringement” is defined in Section 7.1 (Notification).

1.80.	“Third Party Royalties” is defined in Section 4.5.1 (Third Party Royalty Offset).

1.81.	“Upfront Payment” is defined in Section 4.1 (Upfront Payment).

1.82.

“Valid Claim” means with respect to a particular country, a claim of a Patent Right within the Licensed Patent Rights that (a) with respect to an issued and unexpired patent, (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental authority of competent jurisdiction, which decision is unappealed or unappealable within the time allowed for appeal and (ii) has not expired or been cancelled, withdrawn, abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise or (b) a claim of a pending patent application included within the Licensed Patent Rights that has not been (i) cancelled, withdrawn or abandoned without being refiled in another application in the applicable jurisdiction or (ii) finally rejected by an administrative agency action from which no appeal can be taken or that has not been appealed within the time allowed for appeal, provided that any claim in any patent application pending for more than seven years from the date of the first response on the merits received from the relevant patent office regarding such application will cease to be a Valid Claim unless and until such claim issues, at which time such claim will again become a Valid Claim so long as it satisfies the requirements of clause (a) of this definition.

2.	LICENSE GRANT.

2.1.	License Grant.

2.1.1.

Licensed Patent Rights. Subject to the terms and conditions of this Agreement, ImmunoGen hereby grants to Licensee an exclusive, sublicensable (subject to Section 2.1.3(d) (Additional Third Party Patent Rights)), non-transferable (except as expressly permitted in this Agreement), royalty-bearing license under the Licensed Patent Rights solely to Develop, Manufacture, and Commercialize Products (and Compounds to the extent included or incorporated, or intended to be included or incorporated, in a Product) in the Field within the Territory.

2.1.2.

Licensed Material and Licensed Know-How. Subject to the terms and conditions of this Agreement, ImmunoGen hereby grants to Licensee an exclusive, sublicensable (subject to Section 2.1.3(d) (Additional Third Party Patent Rights)), royalty-bearing right and license to use the Licensed Material and Licensed Know-How solely to Develop, Manufacture, and Commercialize Products (and Compounds to the extent included or incorporated, or intended to be included or incorporated, in a Product) in the Field within the Territory.

2.1.3.	Additional Third Party Patent Rights.

(a)

If during the Term the Licensee identifies any Patent Rights other than the Licensed Patent Rights that (i) are licensed to ImmunoGen or an Affiliate of ImmunoGen after the Effective Date pursuant to an agreement that permits ImmunoGen to grant a sublicense under such Patent Rights and (ii) cover the composition of matter of the Product or Compound, their use in the Field, or their Manufacture (“Additional Third Party Patent Rights”), then Licensee may provide written notice to ImmunoGen and upon receipt of such notice, ImmunoGen will reasonably consult with Licensee in relation to the Additional Third Party Patent Rights and, to the extent permitted under the relevant Third Party license agreement, will provide Licensee with a copy of such agreement. If and to the extent that (x) ImmunoGen agrees that such Additional Third Party Patent Rights meet the criteria in subsection (ii) above, such agreement not to be unreasonably withheld, (y) Licensee, in its sole discretion, elects to receive a sublicense under the Additional Third Party Patent Rights, and (z) such Third Party license agreement permits ImmunoGen to sublicense the Additional Third Party Patent Rights, then ImmunoGen will grant, or cause its applicable Affiliate to grant, subject to the terms and conditions of the relevant Third Party license agreement and to the extent permitted by such Third Party license agreement, a non-exclusive, sublicensable (subject to Section 2.1.3(d) (Additional Third Party Patent Rights)), sublicense under the Additional Third Party Patent Rights to Develop, Manufacture, and Commercialize the Compound and Products in the Field within the Territory on the terms of this Agreement.

(b)

Where Licensee has elected to obtain a sublicense pursuant to Section 2.1.3(a) (Additional Third Party Patent Rights), Licensee will pay to ImmunoGen, any and all royalties, milestones or similar payments due to a Third Party pursuant to the terms of the relevant Third Party license agreement to the extent that such payment obligation arises out of the exploitation by the Licensee of those licensed rights, which payment Licensee will make to ImmunoGen no later than the date such payment becomes due under the applicable Third Party license agreement.

(c)

If Licensee obtains a sublicense under any Additional Third Party Patent Rights, then Licensee will comply with all the terms and conditions of the Third Party license agreement pursuant to which the sublicense under the Additional Third Party Patent Rights has been granted.

(d)

If Licensee obtains such a license under Additional Third Party Patent Rights and fails to comply with any of the terms or conditions of such Third Party license agreement or fails to make any payment to ImmunoGen required by this Section 2.1.3 (Additional Third Party Patent Rights) when due, then ImmunoGen may terminate the sublicense under the Additional Third Party Patent Rights by providing written notice thereof to Licensee.

2.1.4.

Sublicense Rights. Licensee will have the right to grant sublicenses under the rights granted to it under Section 2.1 (License Grant) hereof with respect to any Product to any Sublicensee, provided that (a) each such sublicense will be consistent with the terms and conditions of this Agreement, (b) Licensee will provide ImmunoGen a true and complete copy of each sublicense agreement and each amendment thereto, which sublicense agreement and amendments thereto may be redacted to omit information not directly relevant to the performance of Licensee’s obligations under this Agreement within 30 days after the sublicense or amendment has been executed, (c) Licensee will require each

Sublicensee to comply with Licensee’s obligations under this Agreement applicable to such sublicense and will be responsible and directly liable to ImmunoGen for any failure by its Sublicensees to comply with the terms and conditions of this Agreement, and (d) Licensee will remain responsible for the payment to ImmunoGen of all Milestone Payments and royalties payable with respect to the activities and Net Sales of any Sublicensee. In no event will any sublicense relieve Licensee of any obligations under this Agreement.

2.2.

Transfer of Licensed Materials and Licensed Know-How. Promptly following the Effective Date, ImmunoGen will provide the Licensed Materials and Licensed Know-How to Licensee. If Licensee identifies Licensed Know-How that was not delivered on the Effective Date, Licensee may request and ImmunoGen shall deliver to Licensee such Licensed Know-How, provided, that Licensee is permitted to make a reasonable number of requests within six months following the Effective Date, and ImmunoGen will only be required to deliver Licensed Know-How that is readily available to ImmunoGen in ImmunoGen’s records. The Licensed Materials and Licensed Know-How will be considered ImmunoGen’s Confidential Information for the purposes of this Agreement. Licensee may use the Licensed Materials and Licensed Know-How solely as licensed in Section 2.1.2 (Licensed Materials and Licensed Know-How) and will not use the Licensed Materials and Licensed Know-How for any other purpose. Licensed Materials and Licensed Know-How are provided by ImmunoGen on an “as-is” basis without representation or warranty of any type, express or implied, including any representation or warranty of merchantability, non-infringement, title or fitness for a particular purpose, each of which is hereby disclaimed by ImmunoGen. In connection with the foregoing, Licensee agrees that (a) it will not use Licensed Materials provided under this Agreement in any human subject; (b) it will use Licensed Materials in compliance with all Applicable Laws; (c) except as expressly provided in this Agreement, it does not acquire any right, title or interest in or to Licensed Materials as a result of such provision by ImmunoGen; and (d) upon termination (but not expiration)of this Agreement for any reason, Licensee will, if and as instructed by ImmunoGen, either destroy or return Licensed Materials and Licensed Know-How provided under this Agreement that are not the subject of a continuing license hereunder. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement or in other written authorization by ImmunoGen, Licensee will not make or attempt to make analogues, progeny or derivatives of, or modifications to, the Licensed Materials, and Licensee will not use Licensed Materials for the benefit of any Third Party or of its own internal research programs, other than the research program related to Products. Licensee may transfer Licensed Materials to any Affiliate or Sublicensee under terms obligating such Affiliate or Sublicensee not to use or transfer such Licensed Materials except in compliance with this Agreement.

2.3.

Retained Rights. Licensee acknowledges and agrees that ImmunoGen retains the right to (a) make, have made, use and import the Compound for all purposes other than the research, manufacture, development, use or commercialization of

Products, (b) use the Licensed Patent Rights, Licensed Know-How, and Licensed Materials to develop, make, have made, use, sell, offer for sale, import or otherwise commercialize any product that is not a Product, and (c) use the Licensed Patent Rights, Licensed Know-How, and Licensed Material for purposes other than those exclusively licensed to Licensee under this Agreement, and in each case ((a) through (c)) may grant licenses to Third Parties to do the same. Licensee acknowledges that ImmunoGen has granted to a Third Party an exclusive license under the Licensed Patent Rights, Licensed Know-How, and Licensed Materials to Develop, Manufacture, and Commercialize radiopharmaceutical products that include or incorporate the Compound.

2.4.

No Implied Rights. Except as expressly provided in this Agreement, ImmunoGen will not be deemed, by estoppel, implication or otherwise, to have granted Licensee any license or other right with respect to any Intellectual Property Rights of ImmunoGen.

3.	DEVELOPMENT; COMMERCIALIZATION; MANUFACTURING.

3.1.

General. From and after the Effective Date, Licensee will have sole authority over, responsibility for, and control of the Development, Manufacture, Regulatory Approval, and Commercialization of the Products, and will bear all costs associated with such Development, Manufacture, Regulatory Approval, and Commercialization.

3.2.	Diligence.

3.2.1.

Development. Licensee will use Commercially Reasonable Efforts to Develop at least one Product and obtain Regulatory Approval for at least one Product in the United States and at least two Major Market Countries. Any actions taken by Licensee’s Affiliates or Sublicensees under this Agreement will be treated as actions taken by Licensee in regard to satisfaction of the requirements of this Section 3.2.1 (Development).

3.2.2.

Commercialization. Licensee will use Commercially Reasonable Efforts to Commercialize a given Product in each Major Market Country where Licensee or its designated Affiliates or Sublicensees receive Regulatory Approval for such Product.

3.2.3.

Remedies for Breach of Diligence Obligations. A material breach of any of the obligations of Licensee under Sections 3.2.1 (Development) and 3.2.2 (Commercialization) will be deemed a material breach of this Agreement under Section 12.2 (Termination for Cause).

3.3.

Regulatory Filings. In connection with its efforts to Develop a Product, Licensee will bear all responsibility and expense for submitting Regulatory Filings and obtaining Regulatory Approval for the Product.

3.4.

Development Reporting. On a quarterly basis until all Development Milestone Payments have been paid to ImmunoGen, Licensee will provide ImmunoGen with reasonably detailed written reports that summarize Licensee’s efforts and achievements with regard to the Development of Products in the Field in the Territory, which report will identify the applications for Regulatory Approval that Licensee or its Affiliates or Sublicensees have filed, sought, or attempted to obtain in the prior 12-month period, and any they reasonably expect to file, seek, or attempt to obtain in the following 12-month period. After all Development Milestone Payments have been paid to ImmunoGen, on an annual basis Licensee will provide ImmunoGen with reasonably detailed written reports as set forth in this Section 3.4 (Development Reporting) to the extent such information is available to Licensee.

4.	PAYMENT TERMS.

4.1.

Upfront Payment. In consideration of the licenses and rights granted to Licensee hereunder, Licensee will pay to ImmunoGen a one-time, upfront, non-refundable and non-creditable payment of [***] within 10 days of the Effective Date (“Upfront Payment”).

4.2.

Development Milestone Payments. Within 10 Business Days following the first occurrence of each event (each, a “Development Milestone”) described below for the first Product that achieves such milestone, Licensee will provide written notice to ImmunoGen identifying the Development Milestone achieved, and Licensee will pay to ImmunoGen the amount set forth below within 45 days of receipt of ImmunoGen’s invoice with respect to such Development Milestone (each such amount, a “Development Milestone Payment”) to be payable only once regardless of how many Products achieve such Development Milestone.

DEVELOPMENT MILESTONE	DEVELOPMENT MILESTONE PAYMENT
(1) [***]	[***]
(2) [***]	[***]
(3) [***]	[***]
(4) [***]	[***]
(5) [***]	[***]
(6) [***]	[***]
(7) [***]	[***]

[***]

4.3.

Sales Milestone Payments. Licensee will pay to ImmunoGen the following one-time payments (each, a “Sales Milestone Payment”) when aggregate Annual Net Sales of a Product in the Territory in a Calendar Year first reach the respective threshold (a “Sales Threshold”) indicated below (each, a “Sales Milestone”):

SALES MILESTONE	SALES MILESTONE PAYMENT
Total Annual Net Sales at least equal [***]	[***]
Total Annual Net Sales at least equal [***]	[***]
Total Annual Net Sales at least equal [***]	[***]

Any Sales Milestone Payment with respect to any Calendar Year will be payable within 30 days of the end of the Calendar Quarter in which such Milestone was achieved. Each Sales Milestone Payment is payable a maximum of one time only, regardless of the number of times a Product achieves a particular Sales Threshold or the number of Products that achieve a particular Sales Threshold. All Sales Milestone Payments will be nonrefundable and noncreditable. For clarity, in no event shall more than [***] be owed by Licensee under this Section 4.3, regardless of the number of times any Sales Milestone may be achieved by all Products.

4.4.

Royalty Payments. With respect to each Product and subject to the provisions of Sections 4.5 (Royalty Adjustments) and this Section 4.4 (Royalty Payments), Licensee will pay ImmunoGen royalties in the amount of the applicable rates (“Marginal Royalty Rates”) set forth below of Annual Net Sales of such Product during the Royalty Term (collectively, “Royalties”):

ANNUAL NET SALES	MARGINAL ROYALTY RATE
Annual Net Sales of such Product during a given Calendar Year up to and including [***]	[***]%
Annual Net Sales of such Product during a given Calendar Year above [***], up to and including [***]	[***]%
Annual Net Sales of such Product during a given Calendar Year above [***]	[***]%

Each Marginal Royalty Rate set forth above will apply only to that portion of the Annual Net Sales of a given Product in the Territory during a given Calendar Year that falls within the indicated range.

4.5.	Royalty Adjustments.

4.5.1.

Third Party Royalty Offset. Subject to Section 4.5.3 (Royalty Floor) hereof, if Licensee or any of its Affiliates enters into a license agreement with a Third Party after the Effective Date pursuant to which it obtains a license under Patent Rights owned or Controlled by such Third Party that would, but for such license, be infringed by the making, using, or selling of the Product in any country in the Territory and in consideration of such license actually pays royalties to such Third Party (“Third Party Royalties”), then Licensee may reduce the royalties otherwise due to ImmunoGen pursuant to Section 4.4 (Royalty Payments) hereof with respect to Net Sales in such country of such Products in such Calendar Quarter by an amount equal to [***] of the amount of such Third Party Royalties. For purposes of clarity, the term “Third Party Royalties” includes only running royalties paid on sales, and does not include any lump-sum license fees, milestone payments, or sublicense income sharing payments or any amount paid for any Intellectual Property Rights other than Patent Rights that would, but for such license, be infringed by the making, using, or selling of the Product.

4.5.2.

Expiration of Valid Claims. Subject to Section 4.5.3 (Royalty Floor) hereof, on a Product-by-Product basis and as applicable, in the United States or the PRC, if there is no Valid Claim of a Licensed Patent Right that Covers the composition of matter, method of use, or method of Manufacturing of such Product in the United States or the PRC, then, commencing the first Calendar Quarter after the date on which this Section 4.5.2 (Expiration of Valid Claims) applies and for all Calendar Quarters thereafter during which this Section 4.5.2 (Expiration of Valid Claims) applies, the applicable royalty rate that would otherwise be owed on such Net Sales of such Product in the United States or the PRC under Section 4.4 (Royalty Payments) will be reduced by [***] (for example, an [***] royalty rate would be reduced to a [***] royalty rate); provided that if the composition of matter, method of use, or method of Manufacturing of such Product subsequently becomes Covered by a Valid Claim of a Licensed Patent Right in the United States or the PRC prior to the [***] anniversary of the date of the First Commercial Sale of such Product in the United States or the PRC, then the applicable royalty rate that would otherwise be owed on such Net Sales of such Product in the United States or the PRC will no longer be subject to the aforementioned reduction beginning at the commencement of the first Calendar Quarter after the date on which the relevant patent issues.

4.5.3.	Royalty Floor. Notwithstanding anything in this Agreement to the contrary, the reductions to royalties provided in Sections 4.5.1 (Third

Party Royalty Offset) and Section 4.5.2 (Expiration of Valid Claims), will not, individually or in the aggregate, reduce the royalties payable with respect to Net Sales of any Product sold by Licensee, its Affiliates and its Sublicensees in any country during the Royalty Term by more than [***] of the royalties that otherwise would have been owed to ImmunoGen pursuant to Section 4.4 (Royalty Payments), without giving effect to any royalty reduction provided in Section 4.5.1 (Third Party Royalty Offset) and Section 4.5.2 (Expiration of Valid Claims).

4.6.

Net Sales Reports. Commencing with the Calendar Quarter during which the First Commercial Sale of a Product is made anywhere in the Territory, Licensee will provide ImmunoGen with Net Sales reports as follows:

4.6.1.

Within 10 days after the end of a Calendar Quarter (to the extent such information is available to Licensee), a written preliminary report setting forth the Net Sales for such Calendar Quarter, which report will include the actual Net Sales for the first two months of the applicable Calendar Quarter (subject to any adjustments to be included in the final report under the following Section 4.6.2 (Net Sales Reports)) and a nonbinding, good faith estimate with respect to the Net Sales for the third month of such Calendar Quarter.

4.6.2.

Within 45 days after the end of each Calendar Quarter, Licensee will deliver to ImmunoGen a report setting forth for such Calendar Quarter the following information, on a Product-by-Product and country-by-country basis: (i) the gross sales (if available) and the Net Sales of each Product (specifying in reasonable detail the deductions to gross sales used to calculate Net Sales), (ii) the basis for any adjustments to the royalty payable for the sale of each Product pursuant to Section 4.5 (Royalty Adjustments), (iii) the applicable exchange rate to convert each country’s currency to U.S. Dollars under Section 4.11 (Currency) hereof and (iv) the royalties due hereunder for the sale of each Product. The total royalty due for the sale of Products during such Calendar Quarter will be remitted at the time such report is delivered.

4.7.

[***]. Licensee will reimburse ImmunoGen for [***] of all royalty payments paid by ImmunoGen to [***] (or any successor or assign) pursuant to that certain [***] as a result of Licensee’s or its Affiliates or Sublicensees’ Net Sales of Products pursuant to this Agreement; provided that in no event will such reimbursement obligation exceed an aggregate of [***] of Net Sales of Product in any Calendar Quarter. ImmunoGen will invoice Licensee for such reimbursement on a quarterly basis, and Licensee will pay ImmunoGen such amounts within 30 days of invoice.

4.8.

Cumulative Royalties. The obligation to pay royalties under Section 4.4 (Royalty Payments) will be imposed only once with respect to a single unit of a Product regardless of how many Valid Claims in Patent Rights included within the Licensed Patent Rights would, but for this Agreement, be infringed by the use or sale of such Product in the country in which such Product is used or sold.

4.9.

Sublicense Income. If Licensee grants a sublicense under the rights granted to them under Section 2.1 (License Grants) hereof to a Third Party, then Licensee will pay to ImmunoGen, an amount equal to [***] of all Non-Royalty Sublicense Income that it receives in consideration of such sublicense. Licensee will make such payment to ImmunoGen no later than 30 days after it receives any payment of Non-Royalty Sublicense Income. Licensee will provide ImmunoGen with a written summary of its calculation of the Non-Royalty Sublicense Income at the time of such payment, and at ImmunoGen’s request the Parties will discuss such calculation in good faith.

4.10.

Late Payments. Subject to the other terms of this Agreement, any payments hereunder not paid within the applicable time period set forth herein will bear interest from the due date until paid in full, at a rate per annum equal to the lesser of (a) 1% per month, compounded monthly, or (b) the maximum interest rate permitted by Applicable Law in regard to such payments, calculated in each case from the date such payment was due through to the date on which payment is actually made; provided, however, that with respect to any disputed payments, no interest will be due until such dispute is resolved and the interest that will be payable thereon will be based on the finally-resolved amount of such payment, calculated from the original date on which the disputed payment was due through the date on which payment is actually made. Such payments when made will be accompanied by all interest so accrued. Such interest and the payment and acceptance thereof will not negate or waive the right of ImmunoGen to any other remedy, legal or equitable, to which it may be entitled because of the delinquency of the payment.

4.11.

Currency. Any payments under this Article 4 (Payment Terms) that are recorded in currencies other than the United States Dollar will be converted into United States Dollars at the average of the daily foreign exchange rates published in the Wall Street Journal (or any other qualified source that is acceptable to both Parties) for the Calendar Quarter in which such payments or expenses occurred, or for periods less than a Calendar Quarter, the average of the daily rates published in the Wall Street Journal for such period.

4.12.

Taxes. All payments made by Licensee to ImmunoGen hereunder will be made without set-off or counterclaim and free and clear of any taxes, duties, levies, fees or charges. As both ImmunoGen and Licensee are U.S. entities, the Parties do not anticipate that any tax withholding will be required on any payment due under this Agreement. However, if Licensee assigns this Agreement as permitted by Section 15.1 (Assignment) and as a result of such assignment any tax (other than any tax based on income to ImmunoGen) is required to be withheld and deducted from payments by Licensee pursuant to this Agreement under Applicable Law, then notwithstanding anything to the contrary herein, Licensee will make such deduction and withholding and will pay such additional amounts as may be necessary to ensure that ImmunoGen receives the amount it would have received had no such withholding applied (including any withholding imposed in respect of such additional amounts), and any amounts so withheld and deducted will be remitted by Licensee on a timely basis to the appropriate governmental authority for the account of ImmunoGen and Licensee will provide ImmunoGen reasonable evidence of the remittance within 30 days thereof.

5.	REPORTING; RECORDS; AUDIT RIGHTS.

5.1.

Adverse Events. Licensee will provide ImmunoGen with (i) notice of Serious Adverse Event and product complaint information relating to any Product and any product containing any Licensed Technology (if applicable) that is compiled and prepared by or on behalf of Licensee or its Affiliates and Sublicensees in the normal course of business in connection with the Development, Commercialization or sale of any such product, within time frames consistent with reporting obligations under Applicable Law and (ii) upon ImmunoGen’s reasonable request, all other Adverse Event information with respect to such products and all other safety data and information relevant to an analysis or investigation of such Adverse Events; provided, however, that the foregoing will not require Licensee to violate any agreements with or confidentiality obligations owed to any Third Party.

5.2.

Relevant Records. Licensee will keep and maintain, and require its Affiliates and Sublicensees to keep and maintain, accurate books of account and records in connection with the sale of Products, in sufficient detail to permit accurate determination of all figures necessary for verification of royalties to be paid hereunder consistent with GAAP, including any records required to calculate any royalty adjustments hereunder (“Relevant Records”). Licensee will maintain, and require its Affiliates and Sublicensees to maintain, such records for a period of at least three years after the end of the Calendar Year in which they were generated.

5.3.

Audit Request. ImmunoGen will have the right during the Term and for three years thereafter to engage, at its own expense, an independent auditor reasonably acceptable to Licensee to examine the Relevant Records from time-to-time, but no more frequently than once every 12 months, as may be necessary to verify compliance with the terms of this Agreement. Such audit will be requested in writing at least seven days in advance, and will be conducted during Licensee’s normal business hours, at the facility(ies) where such records are maintained and otherwise in a manner that minimizes any interference to Licensee’s business operations.

5.4.

Audit Fees and Expenses. Upon 30 days prior written notice from ImmunoGen, Licensee will permit an independent certified public accounting firm of internationally recognized standing selected by ImmunoGen and reasonably acceptable to Licensee to examine, at ImmunoGen’s sole expense, the relevant books and records of Licensee, its Affiliates and Sublicensees during the period covered by such examination, as may be reasonably necessary to verify the accuracy of the reports submitted by Licensee in accordance with Article 4

(Payment Terms) hereof and the payment of royalties hereunder. An examination by ImmunoGen under this Section 5.4 (Audit Fees and Expenses) will occur not more than once in any Calendar Year and will be limited to the pertinent books and records for any Calendar Year ending not more than three years before the date of the request. The accounting firm will be provided access to such books and records at the facilities where such books and records are kept and such examination will be conducted during normal business hours. Licensee may require the accounting firm and its personnel involved in such audit to sign a reasonable and customary non-disclosure agreement as to any confidential information which is to be provided to such accounting firm or to which such accounting firm will have access while conducting the audit under this Section 5.4 (Audit Fees and Expenses) before providing the accounting firm access to Licensee’s facilities or records. Upon completion of the audit, the accounting firm will provide both ImmunoGen and Licensee a written report disclosing whether the reports submitted by Licensee are correct or incorrect, whether the royalties paid are correct or incorrect and, in each case, the specific details concerning any discrepancies. Such accounting firm may not reveal to ImmunoGen any information learned in the course of such audit other than the amount of any such discrepancies. Licensee and ImmunoGen will each have the right to request a further determination by such accounting firm as to matters which such Party disputes within 30 days following receipt of such report. The Party initiating a dispute will provide the other Party and the accounting firm with a reasonably detailed statement of the grounds upon which it disputes any findings in the written report and the accounting firm will undertake to complete such further determination within 30 days after the dispute notice is provided, which determination will be limited to the disputed matters and provided to both Parties. The Parties will use reasonable efforts, through the participation of finance representatives of both Parties, to resolve any dispute arising in relation to the audit by good faith discussion. The results of any such audit, reflecting the accounting firm’s determination of any disputed matters, will be binding on both Parties.

5.5.

Payment of Deficiency. If such accounting firm concludes that additional royalties were due to ImmunoGen, Licensee will pay the additional royalties (plus interest thereon at the rate provided in Section 4.9 (Late Payments) hereof) within 30 days of the date Licensee receives such accountant’s written report so concluding. If such underpayment exceeds [***] of the royalties that were to be paid, Licensee also will reimburse ImmunoGen for all reasonable charges of such accountants for conducting the audit. If such accounting firm concludes that Licensee overpaid royalties, ImmunoGen will repay such amount in full within 30 days of the receipt of such accountant’s report.

6.	INTELLECTUAL PROPERTY RIGHTS.

6.1.

Pre-existing IP. Subject only to the rights expressly granted to the other Party under this Agreement, each Party will retain all rights, title and interests in and to any Intellectual Property Rights that are owned by or licensed or sublicensed to such Party prior to or independent of this Agreement.

6.2.	Patent Prosecution.

6.2.1.

Acknowledgment. Licensee acknowledges that pursuant to the [***], ImmunoGen has granted [***] the first right to (a) prosecute all pending and new patent applications included within the Licensed Patent Rights, (b) respond to oppositions, nullity actions, re-examinations, revocation actions and similar proceedings filed by Third Parties against the issuance of such Patent Rights for such applications and (c) maintain in force any issued Licensed Patent Rights (collectively, “Prosecution Activities”). As between the Parties, subject to the rights ImmunoGen has granted to [***] pursuant to the [***], ImmunoGen will be responsible for Prosecution Activities. Licensee further acknowledges that ImmunoGen has also granted [***] certain rights to enforce the Licensed Patent Rights pursuant to the [***].

6.2.2.

Abandonment of Applications. ImmunoGen will provide Licensee with notice in the event that [***] ImmunoGen decide to abandon a patent or patent application within the Licensed Patent Rights. In such event, Licensee may, by written notice to ImmunoGen, elect to continue the maintenance or prosecution of the patent or patent application at Licensee’s sole expense but in ImmunoGen’s name, and such patent or patent application will continue to be within the Licensed Patent Rights for all purposes of this Agreement.

6.2.3.	Costs. [***].

6.2.4.

Liability. To the extent that ImmunoGen is obtaining, prosecuting or maintaining a Licensed Patent Right, neither ImmunoGen, nor any of its Affiliates, employees, agents or representatives, will be liable to Licensee in respect of any act, omission, default or neglect on the part of any such Affiliate, employee, agent or representative in connection with such activities taken in good faith.

7.	INFRINGEMENT; MISAPPROPRIATION.

7.1.

Notification. Each Party will promptly notify the other Party in writing of any actual or threatened infringement, misappropriation, other violation or challenge to the validity, scope or enforceability by a Third Party of any Licensed Technology in the Field and in the Territory (but with respect to Licensed Patent Rights, solely to the extent such rights cover the Compound or Product) of which it becomes aware (“Third Party Infringement”).

7.2.	Infringement Action.

7.2.1.	Right of Enforcement.

(a)	Subject to the exceptions described in this Section 7.2 (Infringement Action), Licensee will have the first right (but not the obligation), at its own expense, to control enforcement of the Licensed Patent Rights against any Third Party Infringement within the scope of its exclusive license. ImmunoGen shall if requested by Licensee, join Licensee as a party for standing purposes (at Licensee’s expense), provided that if ImmunoGen is represented by independent counsel in such action (as determined by ImmunoGen in its sole discretion), each Party will bear the expense of its own counsel. Prior to commencing any such action, Licensee will consult with ImmunoGen and will give due consideration to ImmunoGen’s recommendations regarding the proposed action. Licensee will give ImmunoGen timely notice of any proposed settlement of any such action instituted by Licensee and will not, without the prior written consent of ImmunoGen, enter into any settlement that would (i) adversely affect the validity, enforceability or scope of any of the Licensed Patent Rights, (ii) give rise to liability of ImmunoGen or its Affiliates, or (iii) otherwise impair ImmunoGen’s rights in any Licensed Technology or this Agreement.

(b)

If Licensee does not, with respect to its first right of enforcement under Section 7.2.1(a) (Right of Enforcement), obtain agreement from the alleged infringer to desist or fails or refuses to initiate an infringement action by the earlier of (i) 60 days following Licensee’s receipt of notice of the alleged infringement, or (ii) 30 days before the expiration date for filing such actions, then ImmunoGen will have the right, but not the obligation, at its sole discretion, to control such enforcement of the Licensed Patent Rights and may at its expense join Licensee as a party for standing purposes, provided that if Licensee is represented by independent counsel in such action, each Party will bear the expense of its own counsel. Prior to commencing any such action, ImmunoGen will consult with Licensee and will give due consideration to Licensee’s recommendations regarding the proposed action. ImmunoGen will give Licensee timely notice of any proposed settlement of any such action instituted by ImmunoGen and will not, without the prior written consent of Licensee, enter into any settlement that would: (i) adversely affect the validity, enforceability or scope of any claim within the Licensed Patent Rights which covers the Compound, (ii) give rise to liability of Licensee or its Affiliates, (iii) admit non-infringement of any claim within the Licensed Patent Rights which covers the Compound, or (iv) otherwise impair Licensee’s rights in any Licensed Technology or this Agreement.

7.2.2.

Recoveries. Any recoveries resulting from an action relating to a claim of Third Party Infringement within the scope of Licensee’s exclusive license will first be applied to reimburse each Party’s costs and expenses incurred in connection therewith. Any remaining recoveries will be retained by (or if received by ImmunoGen, paid to) Licensee; provided, however, such remaining recoveries will be apportioned [***] to ImmunoGen and [***] to Licensee. If Licensee fails to institute an action or proceeding and ImmunoGen exercises its right to prosecute such infringement pursuant to Section 7.2.1(b) (Right of Enforcement), any remaining recoveries will be apportioned [***] by ImmunoGen and [***] to Licensee, resulting from an action brought by ImmunoGen relating to any other claim of Third Party Infringement, except that ImmunoGen would retain [***] of any recoveries solely attributable to a claim of Third Party Infringement outside the scope of Licensee’s exclusive license, including with respect to any patent or application within the Licensed Patent Right that does not cover the Compound.

8.	CONFIDENTIALITY.

8.1.

Obligations. Except to the extent expressly authorized by this Agreement, the Parties agree that, during the Term and for 10 years thereafter, each Party, in its capacity as the Receiving Party will: (a) keep the Disclosing Party’s Confidential Information confidential; (b) not disclose, or permit the disclosure of, the Disclosing Party’s Confidential Information; and (c) not use, or permit to be used, the Disclosing Party’s Confidential Information for any purpose, in each case, except for the performance of its obligations or exercise of its rights under this Agreement, provided, however, that the foregoing obligations will not apply, or will cease to apply, to the extent that such Confidential Information (i) was already known by the Receiving Party or its Affiliates (other than under an obligation of confidentiality to the Disclosing Party) at the time of disclosure by the Disclosing Party; (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party; (iii) became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party, other than through any act or omission of the Receiving Party or its Affiliates or any of their respective Representatives in breach of its obligations under this Agreement; (iv) was disclosed to the Receiving Party or its Affiliates, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to the Receiving Party; or (v) was independently developed by or on behalf of the Receiving Party without reference to or reliance upon any Confidential Information of the Disclosing Party.

8.2.	Exceptions.

8.2.1.

Disclosure to Party Representatives. Notwithstanding the foregoing provisions of Section 8.1 (Obligations) hereof, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party to the Receiving Party’s Representatives who (a) have a need to know such Confidential Information in connection with the performance of the Receiving Party’s obligations or the exercise of the Receiving Party’s rights under this Agreement and (b) have agreed in writing to non-disclosure and non-use provisions with respect to such Confidential Information that are at least as restrictive as those set forth in this Article 8 (Confidentiality).

8.2.2.	Disclosure to Third Parties.

(a)

Notwithstanding the foregoing provisions of Section 8.1 (Obligations) hereof, the Parties may disclose Confidential Information belonging to the other Party with prior written consent of the other Party:

(i)

to governmental authorities to the extent reasonably necessary to obtain or maintain INDs or Regulatory Approvals for any Product and in order to respond to inquiries, requests, investigations, orders or subpoenas of governmental authorities relating to this Agreement;

(ii)	to the extent reasonably necessary, in connection with prosecuting or defending litigation as permitted by this Agreement; and

(iii)

regarding the existence of this Agreement, this Agreement itself or the material and financial terms of this Agreement, (A) to its accountants, lawyers, and other advisers, and (B) to actual or potential investors, lenders, licensors, licensees, acquirers, investment bankers, or agents of the foregoing in connection with a financing, licensing transaction, merger, or acquisition, in each case (A)-(B) under confidentiality obligations no less restrictive than those set forth in this Agreement.

(b)

In the event a Party deems it reasonably necessary to disclose Confidential Information belonging to the other Party pursuant to Section 8.2.2(a)(i) (Disclosure to Third Parties) hereof, the Disclosing Party will give reasonable advance written notice of such disclosure to the other Party and take all reasonable measures to ensure confidential treatment of such information.

8.2.3.

SEC Filings and Other Disclosures. Notwithstanding any provision of this Agreement to the contrary, either Party may disclose the existence or terms of this Agreement or information regarding the Products to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with Applicable Law. Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to this Section 8.2.3 (SEC Filings and Other Disclosures), the Parties will consult with one another on the terms of this Agreement to be redacted in making any such disclosure. Further, if a Party discloses this Agreement or any of the terms hereof in accordance with this Section 8.2.3 (SEC Filings and Other Disclosures), such Party will, at its own expense, use reasonable efforts to seek such confidential treatment of confidential portions of this Agreement and such other terms, as may be reasonably requested by the other Party.

8.3.

Right to Injunctive Relief. Each Party agrees that breaches of this Article 8 (Confidentiality) may cause irreparable harm to the Disclosing Party and will entitle the Disclosing Party, in addition to any other remedies available to it (subject to the terms of this Agreement), the right to seek injunctive relief enjoining such action.

8.4.

Ongoing Obligation for Confidentiality. Upon expiration or termination of this Agreement, the Receiving Party will, and will cause any recipients of Confidential Information as permitted under this Article 8 (Confidentiality) from the Receiving Party to, destroy, delete or return (as requested by the Disclosing Party) any Confidential Information of the Disclosing Party, except that the Receiving Party (a) may retain a single copy of Confidential Information for the sole purpose of ascertaining its rights and responsibilities in respect of such information and (b) will not be required to destroy any computer files stored securely by the Receiving Party that are created by automatic system back up.

9.	REPRESENTATIONS, WARRANTIES AND COVENANTS.

9.1.	Representations and Warranties by Each Party. Each Party represents and warrants to the other Party as of the Effective Date that:

9.1.1.	it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;

9.1.2.

it has full corporate power and authority to execute, deliver, and perform its obligations under this Agreement, and has taken all corporate action required by Applicable Law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

9.1.3.	this Agreement has been duly executed and constitutes a valid and binding agreement enforceable against it in accordance with its terms;

9.1.4.	all consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained; and

9.1.5.	the execution and delivery of this Agreement and compliance with the terms and provisions hereof and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and will not: (i) conflict with or result in a breach of any provision of its organizational documents, (ii) result in a breach of any agreement to which it is a party that would impair the performance of its obligations hereunder; or (iii) violate any Applicable Law.

9.2.	Representations and Warranties by ImmunoGen. ImmunoGen represents and warrants to Licensee as of the Effective Date that:

9.2.1.	There is no ongoing or, to ImmunoGen’s Knowledge, threatened litigation involving the Licensed Patent Rights, [***].

9.2.2.	To ImmunoGen’s Knowledge, other than the rights granted to [***], no Third Parties have any right, title or interest in or to any Licensed Patent Rights;

9.2.3.

ImmunoGen has not received any written notice, and otherwise has no Knowledge, that the use, Development, Manufacture or Commercialization of the Compound or the Product infringes upon, violates or constitutes a misappropriation of, or may infringe upon, violate or constitute a misappropriation of, or otherwise interfere with, any other Intellectual Property Rights of any Third Party.

9.2.4.

ImmunoGen has not utilized, and will not utilize, in connection with the Compound or the Product, any person or entities that, to ImmunoGen’s Knowledge, have been or are debarred by FDA pursuant to the provisions of the Generic Drug Enforcement Act of 1992 (21 U.S.C. §335);

9.2.5.

ImmunoGen has not received any notices of violations of Applicable Law from the FDA or any other Regulatory Authority with respect to any past use, Development, Manufacture, or Commercialization of a Compound that could reasonably be deemed to adversely affect the use, Development, Manufacture, or Commercialization of such Compound.

9.2.6.

ImmunoGen has obtained from all inventors of the inventions claimed in the Licensed Patent Rights valid and enforceable agreements assigning to ImmunoGen each such inventor’s entire right, title and interest in and to the Licensed Patent Rights;

9.2.7.

Neither ImmunoGen nor any of its Affiliates owns or otherwise Controls any Patent Rights other than the Licensed Patent Rights that cover the Compound or Product, their use in the Field, or their Manufacture as conducted by ImmunoGen;

9.2.8.

ImmunoGen has provided Licensee with a complete and accurate copy of [***] as of the Effective Date, except for the redacted provisions thereof. The redacted provisions of [***] do not and shall not adversely affect this Agreement or the rights of Licensee in the Compound or the Product, as set forth in this Agreement; and

9.2.9.

Neither ImmunoGen nor any of its Affiliates own or otherwise Controls any cell lines or other biologic material that are material to the Development, Manufacture or Commercialization of the Compound or Product, other than the Licensed Materials.

9.3.	Representations, Warranties and Covenants by Licensee.

9.3.1.

Licensee has not utilized and will not utilize, in connection with a Product, any person or entities that have been or are debarred by FDA pursuant to the provisions of the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335); and

9.3.2.	Licensee covenants to ImmunoGen that it will comply with all Applicable Law with respect to the performance of its obligations hereunder.

9.4.	Additional Covenants of ImmunoGen.

9.4.1.	ImmunoGen hereby covenants that it will not amend [***] in a manner that would adversely affect Licensee.

9.4.2.

ImmunoGen shall immediately notify Licensee in writing of any notice it receives from [***] that it is in breach of [***] in a manner that would adversely affect Licensee and the plan to cure such breach. Licensee shall have the right, but not the obligation, to cure such breach if such breach is of a nature that is curable by Licensee.

9.5.

Representations, Warranties and Covenants related to Compliance Laws. Without limiting the generality of Section 9.3.2 (Representations, Warranties and Covenants by Licensee), Licensee will comply with the U.S. Foreign Corrupt Practices Act and any other applicable anti-bribery or anti-corruption laws (“Compliance Laws”). Licensee represents and warrants that neither Licensee, nor its respective Affiliates, nor to Licensee’s knowledge, any director, officer, employee, consultant, agent or representative or other person acting on its behalf has taken or will take any action, directly or indirectly, to pay, offer, promise or authorize the payment, or giving of anything of value to any Government Official, or to any person, and has not accepted and will not accept a payment for any item of value: (a) for the purpose of (i) influencing any act or decision of such Government Official(s) in their official capacity, including the failure to perform an official function, in order to assist Licensee or its Affiliates or any beneficiary of the Licensee in obtaining or retaining business, or directing business to any third party, (ii) securing an improper advantage in connection with a Government Official, (iii) inducing such Government Official(s) to use their influence to affect or influence any act or decision of a government entity in order to assist Licensee, its Affiliates or any beneficiary of Licensee in obtaining or retaining business, or directing business to any third party, or (iv) providing an unlawful personal gain or benefit, of financial or other value, to such Government Official(s); or (b) otherwise for the benefit of Licensee, or any of its Affiliates in violation of any federal, state, local, municipal, foreign, international, multinational or other administrative law. As used herein, “Government Official” means: (A) any elected or appointed government official (e.g., a member of a ministry of health), (B) any employee or person acting for or on behalf of a government official, agency, or enterprise performing a governmental function, (C) any political party officer, employee, or person acting for or on behalf of a political party or candidate for public office, (D) an employee or person acting for or on behalf of a public international organization, or (E) any person otherwise categorized as a government official under local law. “Government” is meant to include all levels and subdivisions of non-U.S. governments (i.e., local, regional, or national and administrative, legislative, or executive).

9.6.

No Action Required Which Would Violate Law. In no event will either Party be obligated under this Agreement to take any action or omit to take any action that such Party believes, in good faith, would cause such Party to violate any Applicable Law, including without limitation the Compliance Laws.

9.7.

No Other Warranties. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

10.	INDEMNIFICATION.

10.1.

Indemnification by Licensee. Licensee agrees to indemnify, hold harmless and defend ImmunoGen and its Affiliates, contractors, distributors and each of its and their respective officers, directors, employees, agents and assigns (collectively, “ImmunoGen Indemnitees”), from and against any Claims to the extent arising or resulting from: (a) the Development, Manufacture, Commercialization or use (including, without limitation, the production, manufacture, promotion, import, sale or use by any Person) of any Product by, on behalf of, or under the authority of, Licensee or any of its Affiliates, Sublicensees, subcontractors, distributors or agents (other than by any ImmunoGen Indemnitees), (b) the negligence, recklessness or wrongful intentional acts or omissions of Licensee, its Affiliates, subcontractors or Sublicensees, except to the extent caused by a breach by ImmunoGen or any of its Affiliates of any of ImmunoGen’s obligations, representations, warranties or covenants set forth in this Agreement, or ImmunoGen’s, or its Affiliates’ negligence, recklessness or intentional acts, or the negligence, recklessness or intentional acts of any Third Party direct licensee (other than Licensee’s Sublicensees or subcontractors under this Agreement) of the Licensed Technology acting within the scope of such license with ImmunoGen, (c) breach by Licensee of any representation, warranty or covenant as set forth in this Agreement or (d) breach by Licensee of the scope of the license set forth in Sections 2.1 (License Grant). As used herein, “Claims” means collectively, any and all demands, claims, actions and proceedings (whether criminal or civil, in contract, tort or otherwise) asserted or brought by any Third Party for losses, damages, liabilities, costs and expenses (including attorneys’ fees).

10.2.

Indemnification by ImmunoGen. ImmunoGen agrees to indemnify, hold harmless and defend Licensee and its Affiliates, contractors, distributors and each of its and their respective officers, directors, employees, agents and assigns (collectively, “Licensee Indemnitees”), from and against any Claims to the extent arising or resulting from (a) the actions undertaken by ImmunoGen, its Affiliates or subcontractors during the Development, manufacture or use of the Compound and Product prior to the Effective Date, (b) the negligence, recklessness or wrongful intentional acts or omissions of ImmunoGen, its Affiliates, or the negligence, recklessness or intentional acts of any Third Party direct licensees (other than Licensee’s Sublicensees or subcontractors under this Agreement) of the Licensed Technology acting within the scope of such direct licensees’ license with ImmunoGen, (c) breach by ImmunoGen of any representation, warranty, obligation or covenant as set forth in this Agreement, or (d) any liability, obligation or claim under [***] arising prior to the Effective Date, and any liability obligation or claim arising as a result of any act or omission of ImmunoGen following the Effective Date (other than Licensee’s failure to comply with the terms of this Agreement applicable to [***]), in each case, ((a) through (d)), except to the extent caused by a breach by Licensee, its Affiliates, subcontractors or Sublicensees of any of Licensee’s obligations, representations, warranties or covenants set forth in this Agreement, or Licensee’s, or its Affiliates’, subcontractors’ or Sublicensees’, negligence, recklessness or intentional acts.

10.3.

Indemnification Procedure. In connection with any Claim for which a Party (the “Indemnified Party”) seeks indemnification from the other Party (the “Indemnifying Party”) pursuant to this Agreement, the Indemnified Party will: (a) give the Indemnifying Party prompt written notice of the Claim; provided, however, that failure to provide such notice will not relieve the Indemnifying Party from its liability or obligation hereunder, except to the extent of any material prejudice as a direct result of such failure; (b) cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in connection with the defense and settlement of the Claim; and (c) permit the Indemnifying Party to control the defense and settlement of the Claim; provided, however, that the Indemnifying Party may not settle the Claim without the Indemnified Party’s prior written consent, which will not be unreasonably withheld or delayed, in the event that such settlement materially adversely impacts the Indemnified Party’s rights or obligations. Further, the

Indemnified Party will have the right to participate (but not control) and be represented in any suit or action by advisory counsel of its selection and at its own expense.

11.	LIMITATION OF LIABILITY.

11.1.

Consequential Damages Waiver. EXCEPT FOR A BREACH OF ARTICLE 8 (CONFIDENTIALITY), AN INFRINGEMENT OF EITHER PARTY’S INTELLECTUAL PROPERTY RIGHTS, A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR OBLIGATIONS ARISING UNDER ARTICLE 10 (INDEMNIFICATION), NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS OR LOST REVENUES REGARDLESS OF WHETHER IT HAS BEEN INFORMED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES OR THE TYPE OF CLAIM, CONTRACT OR TORT (INCLUDING NEGLIGENCE) AND EVEN IF THE REMEDIES PROVIDED FOR IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

12.	TERM; TERMINATION.

12.1.

Term. The term of this Agreement (“Term”) will commence as of the Effective Date and, unless earlier terminated as expressly provided herein, will extend on a Product-by-Product and country-by-country basis, until such time as the Royalty Term with respect to the sale of such Product in such country expires. Provided this Agreement has not been terminated prior thereto by ImmunoGen under Section 12.2 (Termination for Cause) or 12.3 (Termination for a Bankruptcy Event) hereof or by Licensee under Section 12.3 (Termination for a Bankruptcy Event) or 12.4 (Termination for Convenience) hereof, following the expiration of the Royalty Term applicable to a Product throughout the Territory in accordance with Section 1.69 (Royalty Term) hereof, Licensee will have a fully paid-up, irrevocable, freely transferable and sublicensable, non-exclusive license under the relevant Licensed Technology, to make, have made, use, sell, offer for sale and import such Products in such country.

12.2.

Termination for Cause. Each Party will have the right, without prejudice to any other remedies available to it at law or in equity, to terminate this Agreement in the event the other Party materially breaches any of its obligations hereunder and fails to cure such breach within 90 days of receiving notice thereof; provided, however, if such breach is capable of being cured, but cannot be cured within such 90 day period, and the breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the breaching Party will have such additional period as is reasonable to cure such breach, but in no event will such additional period exceed 90 days. Any termination by a Party under this Section 12.2 (Termination for Cause) will be without prejudice to any damages or other legal or equitable remedies to which it may be entitled from the other Party. The foregoing cure periods shall be tolled during the pendency of any Dispute as to whether a material breach has occurred.

12.3.

Termination for a Bankruptcy Event. Each Party will have the right to terminate this Agreement in the event of a Bankruptcy Event with respect to the other Party. “Bankruptcy Event” means the occurrence of any of the following: (a) the institution of any bankruptcy, receivership, insolvency, reorganization or other similar proceedings by or against a Party under any bankruptcy, insolvency, or other similar law now or hereinafter in effect, including any section or chapter of the United States Bankruptcy Code, as amended or under any similar laws or statutes of the United States or any state thereof (the “Bankruptcy Code”), where in the case of involuntary proceedings such proceedings have not been dismissed or discharged within 90 days after they are instituted, (b) the insolvency or making of an assignment for the benefit of creditors or the admittance by a Party of any involuntary debts as they mature, (c) the institution of any reorganization, arrangement or other readjustment of debt plan of a Party not involving the Bankruptcy Code, (d) appointment of a receiver for all or substantially all of a Party’s assets, or (e) any corporate action taken by the board of directors of a Party in furtherance of any of the foregoing actions. For clarity, the Licensed Technology shall be regarded as intellectual property under Section 365(n) of the Bankruptcy Code.

12.4.	Termination for Convenience. Licensee may terminate this Agreement for convenience upon [***] prior written notice to ImmunoGen.

12.5.	Effects of Termination.

12.5.1.

Termination by Licensee for Cause or Bankruptcy Event. In the event that Licensee terminates this Agreement pursuant to Section 12.2 (Termination for Cause) or Section 12.3 (Termination for a Bankruptcy Event), the following will apply:

(a)

Rights and Obligations. Except as otherwise provided herein, all rights and obligations of each Party hereunder will cease, including, subject to Section 12.5.1(b) (Licensee Inventory), the licenses granted to Licensee pursuant to Section 2.1 (License Grant), provided that ImmunoGen will remain entitled to receive payments that accrued before the effective date of such termination. Notwithstanding the foregoing, if this Agreement is terminated by ImmunoGen pursuant to Section 12.2 (Termination for Cause) or Section 12.3 (Termination for a Bankruptcy Event), at the request of any Sublicensee, ImmunoGen will grant such Sublicensee a direct license under the Licensed Patent Rights, Licensed Know-How and Licensed Materials on substantially the same terms as are set forth in the sublicense agreement between Licensee and such Sublicensee, so that the Sublicensee is put in the same position as it was prior to this Agreement being terminated; provided, however, that (i) ImmunoGen would not have any increased obligations as a result of such direct license to the Sublicensee; (ii) as consideration for such direct license, Sublicensee would be required to pay ImmunoGen the same amount as ImmunoGen would have received from Licensee had this Agreement survived as a result of (x) the applicable sublicense and (y) the exploitation of the Compound and Products; and (iii) any such direct license may be conditioned upon the Sublicensee being in good standing under the terms of the sublicense agreement.

(b)

Licensee Inventory. Licensee will have the right to sell its remaining inventory of Product as of the termination date so long as Licensee has fully paid, and continues to pay when due, all Royalties and Milestone Payments owed to ImmunoGen, and Licensee is otherwise not in material breach of this Agreement. Except with respect to the offering for sale, sale and import of the remaining inventory of Product described above, Licensee will immediately cease, and will cause its Affiliates and Sublicensees to cease, all Development, manufacture, use and Commercialization of Compounds and Products in the Territory.

12.5.2.

Termination by ImmunoGen for Cause, Bankruptcy Event; Termination by Licensee for Convenience. In the event that ImmunoGen terminates this Agreement pursuant to Section 12.2 (Termination for Cause), or Section 12.3 (Termination for a Bankruptcy Event), or Licensee terminates this Agreement pursuant to Section 12.4 (Termination for Convenience), the following will apply:

(a)

Rights and Obligations. Except as otherwise provided herein, all rights and obligations of each Party hereunder will cease, and, except as expressly provided in this Agreement, Licensee will cease all Development, Manufacture, and Commercialization of the Compound and Products.

(b)

Transition. Within 90 days of termination of this Agreement, at ImmunoGen’s sole option, ImmunoGen will prepare and the Parties will negotiate a transition plan that will include, at a minimum, a plan for accomplishing the activities described in this Section 12.5.2(b) (Transition).

(i)

Continued Development. At ImmunoGen’s request and expense, Licensee will continue on-going Development for a mutually agreed-upon period following terminating of this Agreement, which period will be at least three months, but not more than six months, unless otherwise agreed to by the Parties. For avoidance of doubt, if

ImmunoGen chooses not to continue a clinical trial initiated by Licensee, Licensee will be solely responsible for the cost of winding down such trial, including compliance with any ethical or other requirements imposed by an applicable Regulatory Authority.

(ii)

Technology Transfer. At ImmunoGen’s request and expense, Licensee will make available to ImmunoGen all currently available records and data which exist and are Controlled by Licensee as of the effective date of termination and are necessary or useful for ImmunoGen to continue using, Developing, Commercializing and Manufacturing the Product.

(iii)

Regulatory Matters. At ImmunoGen’s request and expense, Licensee will transfer and assign to ImmunoGen (or its designee) all Regulatory Approvals, pricing approvals, and Regulatory Filings held by Licensee with respect to the Product, provided that if such transfer and assignment is not permitted by the applicable Regulatory Authority, Licensee will permit ImmunoGen to cross-reference and rely upon such Regulatory Approvals, pricing approvals and Regulatory Filings. Licensee will make available to ImmunoGen copies of all regulatory documentation and records related to the Product, including information contained in the regulatory and safety databases. The Parties will cooperate to ensure the prompt transition of regulatory responsibilities for the Product from Licensee to ImmunoGen.

(iv)

Trademarks. ImmunoGen will have a fully paid-up, royalty-free, worldwide, transferable, sublicensable, perpetual and irrevocable license to use the trademarks associated exclusively with a Product solely for the purpose of using, Developing, Commercializing and Manufacturing the Product. ImmunoGen will have a transitional license to use Licensee’s trademarks not associated exclusively with a Product and promotional materials solely for the purpose of using, Developing, Commercializing and Manufacturing the Product.

(v)

Inventory and Supply. At ImmunoGen’s request and expense, Licensee will transfer to ImmunoGen (or its designee) all Product, components and in-process inventory produced or held by Licensee with respect to the Manufacture of Products. At ImmunoGen’s request and expense, Licensee will continue to Manufacture or have Manufactured the Product for a period of not less than 18 months. ImmunoGen will pay to Licensee the actual cost plus 15% of Manufacturing associated with inventory and Product received by ImmunoGen pursuant to this Section 12.5.2(b)(v) (Inventory and Supply).

(vi)

Third Party Agreements. At ImmunoGen’s request and expense, to the extent Licensee is reasonably able to do so, Licensee will assign to ImmunoGen (or its designee) any agreements with Third Parties with respect to the Development, Commercialization and Manufacture of the Product (including any sublicense agreements with a Sublicensee). With respect to Third Party agreements that Licensee is not able to assign to ImmunoGen, Licensee will use reasonable efforts (at the expense of ImmunoGen) to give ImmunoGen the benefit of such contracts for a reasonable transitional period.

(c)

Licensee Inventory. In the event that Licensee terminates this Agreement pursuant to Section 12.4 (Termination for Convenience) and ImmunoGen elects not to initiate transition activities pursuant to Section 12.5.2(b) (Transition), Licensee will have the right to sell its remaining inventory of Product so long as Licensee has fully paid, and continues to pay when due, all Royalties and Milestone Payments owed to ImmunoGen, and Licensee is otherwise not in material breach of this Agreement. Except with respect to the offering for sale, sale and import of the remaining inventory of Product described above, Licensee will immediately cease, and will cause its Affiliates and Sublicensees to cease, all Development, Manufacture, use and Commercialization of Compounds and Products in the Territory.

(d)

ImmunoGen Indemnification. ImmunoGen will indemnify, hold harmless and defend Licensee and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns, from and against any Claims to the extent arising or resulting from the Development, Manufacture or use of Compound and Product by ImmunoGen, its Affiliates, subcontractors or Sublicensees after the effective date of such termination, except to the extent such Claim is caused by (i) a material breach by Licensee of any of its obligations, representations, warranties or covenants set forth in this Agreement, or (ii) Licensee’s, or its Affiliates’ or Sublicensees’, negligence, recklessness or intentional acts. The process for such indemnification will be governed by Section 10.3 (Indemnification Procedure) mutatis mutandis.

12.6.

Survival. Any expiration or termination of this Agreement will not preclude the terminating Party from exercising any other of those remedies to which it may be entitled under this Agreement or Applicable Law, or terminate any right to obtain performance of any obligation provided for in this Agreement that will survive termination. Expiration or termination of this Agreement will not relieve the Parties of any obligation accruing hereunder prior to such expiration or termination. Without limiting the foregoing, the provisions of this Section 12.6 (Survival), Article 1 (Definitions), Article 4 (Payment Terms) (to the extent applicable to Licensee’s Development or Commercialization of Products during the Term or as expressly permitted by this Agreement thereafter), Article 5 (Reporting; Records; Audit Rights), Section 6.1 (Pre-existing IP), Section 6.2.4 (Liability), Section 7.2.2 (Recoveries), Article 8 (Confidentiality), Section 9.7 (No Other Warranties), Article 10 (Indemnification), Article 11 (Limitation of Liability), Section 12.5 (Effects of Termination), Article 13 (Publicity; Publications), Article 14 (Dispute Resolution) and Article 15 (General Provisions) will survive expiration or termination of this Agreement.

13.	PUBLICITY; PUBLICATIONS.

13.1.

Use of Names. Subject to ImmunoGen’s rights pursuant to Section 12.5.2(b)(iv) (Trademarks), neither Party (nor any of its Affiliates or agents) will use the registered or unregistered trademarks, service marks, trade dress, trade names, logos, insignia, domain names, symbols or designs of the other Party or its Affiliates in any press release, publication or other form of promotional disclosure without the prior written consent of the other Party in each instance.

13.2.

Press Releases. Except as may be expressly permitted under Section 8.2.3 (SEC Filings and Other Disclosures), neither Party will make any public announcement regarding the existence or terms of this Agreement without the prior written approval of the other Party, such approval not to be unreasonably withheld. For the sake of clarity, nothing in this Agreement will prevent either Party from making any public disclosure relating to this Agreement if the contents of such public disclosure have previously been made public other than through a breach of this Agreement by the issuing Party or its Affiliates. The Parties agree that each Party may issue future announcements concerning Licensee’s achievement of any significant milestones, including the selection of a clinical candidate, under this Agreement, provided that the content of any such announcement by ImmunoGen has been mutually agreed upon by the Parties or contains only information that has been previously publicly announced by Licensee. The foregoing notwithstanding, ImmunoGen may publicly announce the achievement of any Development Milestone or Sales Milestone entitling ImmunoGen to receive a payment pursuant to Sections 4.2 (Development Milestone Payments) or 4.3 (Sales Milestone Payments), provided that ImmunoGen will submit to Licensee for prior review a draft of the proposed announcement to the extent including information that is not covered in the second sentence of this Section 13.2 (Press Releases) (“Additional Information”), incorporate any reasonable comments made by Licensee on

Additional Information, and cooperate with Licensee on the timing of such announcement where required for Licensee to comply with applicable securities laws, rules and regulations.

13.3.

Publications. Subject to Section 8.2.3 (SEC Filings and other Disclosures), during the Term, Licensee will submit to ImmunoGen for review and approval any proposed academic, scientific or medical public presentation or publication that refers to, derives from, contains or otherwise relates to the Licensed Technology or ImmunoGen’s Confidential Information. Such review and approval will be conducted for the purposes of preserving the value of the Licensed Technology and determining whether any portion of the proposed publication or presentation containing ImmunoGen’s Confidential Information should be modified or deleted. Written copies of such proposed publication or presentation required to be submitted hereunder will be submitted to ImmunoGen no later than 15 days before the relevant submission date for such publication or presentation (the “Review Period”). ImmunoGen will provide its comments with respect to such publications and presentations within seven days of its receipt of such written copy and Licensee will incorporate all appropriate changes proposed by Licensee regarding its Confidential Information and will delete all Confidential Information of ImmunoGen as ImmunoGen may request. Licensee will comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publication governed by this Section 13.3 (Publications), including International Committee of Medical Journal Editors standards regarding authorship and contributions.

14.	DISPUTE RESOLUTION.

14.1.

Arbitration. The Parties recognize that a bona fide dispute as to certain matters may arise from time to time during the Term relating to either Party’s rights or obligations hereunder or otherwise relating to the validity, enforceability or performance of this Agreement, including disputes relating to alleged breach or termination of this Agreement but excluding any disputes relating to Article 8 (Confidentiality) hereof or disputes relating to the determination of the validity, scope, infringement, enforceability, inventorship or ownership of the Parties’ respective Patent Rights (hereinafter, a “Dispute”). In the event of the occurrence of any Dispute, the Parties will follow the following procedures in an attempt to resolve the dispute or disagreement:

14.1.1.	The Party claiming that such a Dispute exists will give notice in writing (a “Notice of Dispute”) to the other Party of the nature of the Dispute.

14.1.2.

The Dispute will be referred to the then Chief Executive Officer of ImmunoGen and the then Chief Executive Officer of Licensee who will meet no later than 60 days following the initial receipt of the Notice of Dispute and use reasonable endeavors to resolve the Dispute.

14.1.3.

If, within 60 days of initial receipt of the Notice of Dispute, the Dispute has not been resolved, or if, for any reason, the meeting described in Section 14.1.2 (Arbitration) hereof has not been held within 60 days of initial receipt of the Notice of Dispute, then the Parties agree that such Dispute will be finally resolved through binding arbitration to be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules, as specifically modified by the provisions of this Section 14.1.3 (Arbitration).

(a)

Arbitration Panel. The arbitration will be conducted by a panel of three arbitrators. Within 30 days after the initiation of the arbitration, each Party will nominate one person to act as arbitrator, and the two arbitrators so named will then jointly appoint the third arbitrator within 30 days of their appointment, who will serve as chairman of the panel. All three arbitrators must be independent Third Parties having at least 10 years of dispute resolution experience (which may include judicial experience) and/or legal or business experience in the biotech or pharmaceutical industry. If either Party fails to nominate its arbitrator, or if the arbitrators selected by the Parties cannot agree on a person to be named as chairman within such 30-day period, JAMS will make the necessary appointments for such arbitrator(s) or the chairman. Once appointed by a Party, such Party will have no ex parte communication with its appointed arbitrator.

(b)

Location and Proceedings. The place of arbitration will be in the Borough of Manhattan, City of New York, NY or such other venue as the Parties may mutually agree. The arbitration proceedings and all communications with respect thereto will be in English. Any written evidence originally in another language will be submitted in English translation accompanied by the original or a true copy thereof. The arbitrators have the power to decide all matters in Dispute, including any questions of whether or not such matters are subject to arbitration hereunder. The arbitration will be governed by the Federal Arbitration Act, 9 U.S.C. §§1 et seq., and judgment upon the award rendered by the arbitrators may be entered in any court having competent jurisdiction thereof.

(c)

Limitation on Awards. Except for breaches of Article 6 (Intellectual Property Rights) hereof, the arbitrators will have no authority to award any SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR OTHER SIMILAR DAMAGES. Each Party will bear its own costs and expenses (including attorneys’ fees and expert or consulting fees) incurred in connection with the arbitration. The Parties will equally (50/50) share the arbitrators’ fees and other administrative costs and expenses associated with the arbitration.

(d)	Confidentiality. The existence, content and results of any arbitration proceedings pursuant to this Section 14.1.3 (Arbitration) will be deemed the Confidential Information of both Parties.

14.1.4.

Notwithstanding any provision of this Agreement to the contrary, either Party may immediately initiate litigation in any court of competent jurisdiction seeking any remedy at law or in equity, including the issuance of a preliminary, temporary or permanent injunction, to preserve or enforce its rights under this Agreement.

14.2.	Patent Disputes and Disputes Relating to Article 6 (Intellectual Property Rights).

14.2.1.

Inventorship. Any dispute, controversy or claim between the Parties involving the inventorship of any Licensed Patent Rights that is not resolved by mutual agreement of the Party’s respective chief patent counsels (or persons with similar responsibilities) within 30days after the date the dispute is raised by one or both of the Parties will be submitted to an independent patent counsel mutually selected by each Party’s respective chief patent counsels (or persons with similar responsibilities) for resolution. Such independent patent counsel’s determination of inventorship, absent manifest error, will be final and binding on the Parties; provided, however, that any such determination with respect to a patent application will not preclude either Party from disputing inventorship with respect to any patents issuing from such patent application, which disputes will be resolved in accordance with this Section. The Parties will equally (50/50) share the independent patent counsel fees and expenses related to the independent patent counsel’s determination of inventorship.

14.2.2.

Other Patent Disputes. Any dispute, controversy or claim between the Parties that involves the validity, scope, infringement, enforceability or ownership of the Parties’ respective Patent Rights (a) that are pending or issued in the United States will be subject to actions before the United States Patent and Trademark Office and/or submitted exclusively to the federal court located in the jurisdiction where the defendant resides (provided that if such Party does not reside in the United States, venue will be the jurisdiction where such Party’s principal U.S. Affiliate resides) and (b) that are pending or issued in any other country (or region) will be brought before an appropriate regulatory or administrative body or court in that country (or region), and the Parties hereby consent to jurisdiction and venue in such courts and bodies.

14.2.3.

Disputes Relating to Article 6 (Intellectual Property Rights). Any dispute, controversy or claim between the Parties that relates to the enforcement of Article 6 (Intellectual Property Rights) hereof will be subject to action in any court of competent jurisdiction.

15.	GENERAL PROVISIONS.

15.1.

Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed, except that such consent will not be required in connection with any assignment to an Affiliate of the assigning Party, or to a Third Party in connection with a sale or transfer of the business to which this Agreement relates, or to any successor Person resulting from any merger or consolidation of such Party with or into such Person, provided that the assignee will have agreed in writing to assume all of the assignor’s obligations hereunder, and provided, further, that the other Party will be notified promptly after such assignment has been effected. Any such assignment will not relieve the assigning Party of any liabilities or obligations owed to the other Party hereunder, without limitation, in the case of Licensee, the payment of any amounts described in Article 4 (Payment Terms) hereof. Any purported assignment of this Agreement in violation of this Section 15.1 (Assignment) will be null and void.

15.2.

Severability. If any clause or portion thereof in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same will not affect any other portion of this Agreement, as it is the intent of the Parties that this Agreement will be construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible. In any such event, this Agreement will be construed as if such clause or portion thereof had never been contained in this Agreement, and there will be deemed substituted therefor such provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by Applicable Law.

15.3.

Governing Law. This Agreement, and all claims arising under or in connection therewith, will be governed by and interpreted in accordance with the substantive laws of the State of New York, without regard to conflict of law principles thereof.

15.4.

Waiver. No provision of this Agreement will be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party. The waiver by either of the Parties of any breach of any provision hereof by the other Party will not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

15.5.

Amendment. No amendment, modification or supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of the Party to be bound.

15.6.

Relationship of the Parties. The Parties understand and agree that this Agreement is limited to the activities, rights and obligations as expressly set forth herein. Nothing herein contained will be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party will have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

15.7.	Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

15.8.

Notices. Any notice or notification required or permitted to be provided pursuant to the terms and conditions of this Agreement will be in writing and will be deemed given upon receipt if delivered personally or by e-mail transmission (receipt verified), 5 Business Days after deposited in the mail if mailed by certified mail (return receipt requested) postage prepaid, or on the next Business Day if sent by overnight delivery using a nationally recognized express courier service and specifying next Business Day delivery (receipt verified), to the Parties at the following addresses (or at such other address for a Party as will be specified by like notice, provided, however, that notices of a change of address will be effective only upon receipt thereof):

If to ImmunoGen:

ImmunoGen, Inc.

830 Winter Street

Waltham, MA 02451

Attn: Legal Department

Email: legal.department@immunogen.com

with a copy to:

ImmunoGen, Inc.

830 Winter Street

Waltham, MA 02451

Attn: Stacy Coen

Email: stacy.coen@immunogen.com

and

Ropes & Gray LLP

Boylston Street, Prudential Tower

Boston, MA 02199

Attention: David M. McIntosh

Email: David.McIntosh@ropesgray.com

If to Licensee:

Viridian Therapeutics, Inc.

213 Crescent St.

Building 17, Suite 102B

Waltham, MA 02453

Attention: Jonathan Violin

Email: jviolin@viridianbio.com

with a copy to:

Hogan Lovells US LLP

100 International Drive, Suite 2000

Baltimore, MD 21093

Attention: Asher M. Rubin

Email: Asher.Rubin@hoganlovells.com

To help expedite the other Party’s awareness and response, copies of notices may be provided to the other Party by email but must be supplemented by one of the following methods: (a) personal delivery, (b) first class certified mail with return receipt requested, or (c) next-day delivery by major international courier, with confirmation of delivery. Electronic copies may be sent via email to the e-mail addresses provided above.

15.9.

Further Assurances. Licensee and ImmunoGen hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.

15.10.

No Third Party Beneficiary Rights. No provision of this Agreement will be deemed or construed in any way to result in the creation of any rights or obligation in any Person not a Party to this Agreement. However, either Party may decide, in its sole discretion, to use one or more of its Affiliates to perform its obligations and duties hereunder, provided that such Party will remain liable hereunder for the performance by any such Affiliates of any such obligations.

15.11.

Entire Agreement; Confidentiality Agreement. This Agreement, including its Schedules, constitutes and contains the complete, final and exclusive understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof and thereof, including the CDA.

15.12.

Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each will be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

15.13.

Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, any rule of construction that any ambiguity in this Agreement will be construed against the drafting Party will not apply.

15.14.

Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation”, except as the context requires (c) the word “shall” will be construed to have the same meaning and effect as the word “will” and vice versa, (d) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Person will be construed to include the Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections, Exhibits or Schedules will be construed to refer to Sections, Exhibits or Schedules of this Agreement, and references to this Agreement include all Exhibits and Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or”.

15.15.	Descriptive Headings. The descriptive headings of this Agreement are for convenience only and will be of no force or effect in construing or interpreting any of the provisions of this Agreement.

15.16.

Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. If any signature is delivered by email delivery of a “pdf” format data file, such signature will create a valid and binding obligation of the

Party executing (or on whose behalf such signature is executed) with the same force and effect as if such “pdf” signature page were an original thereof.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

VIRIDIAN THERAPEUTICS, INC.	IMMUNOGEN, INC.

By: /s/ Jonathan Violin Name: Jonathan Violin Title: President and CEO	By: /s/ Stacy Coen Name: Stacy Coen Title: SVP, Chief Business Officer

SCHEDULE 1.22

EM164 V1.0 VARIABLE REGIONS DNA AND AMINO ACID SEQUENCES

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SCHEDULE 1.44

LICENSED MATERIAL

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SCHEDULE 1.45

LICENSED PATENT RIGHTS

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